SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                          THE SPECTRANETICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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     [_]  Fee paid previously with preliminary materials:


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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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          3)   Filing Party:

          4)   Date Filed:

                          THE SPECTRANETICS CORPORATION
                                96 Talamine Court
                           Colorado Springs, CO 80907
                                 (719) 633-8333

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  June 8, 1999

     The Annual Meeting of the Shareholders of THE SPECTRANETICS CORPORATION will be held at the Antlers Adam's Mark Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado, on Tuesday, June 8, 1999 at 10:00 a.m. for the following purposes:

     1. To elect two (2) members of the Board of Directors to serve three-year terms until the 2002 Annual Meeting of Shareholders, or until successors are elected and have been duly qualified.

     2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the current fiscal year.

     Only shareholders of record as of the close of business on April 10, 1999, the record date, will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

     Shareholders are requested to complete, date, sign and return the enclosed proxy card in the accompanying postage-paid envelope we have provided as soon as possible. Shareholders with shares registered directly with the Company's transfer agent, Norwest Bank, may also vote via the Internet at Internet address -- www.eproxy.com/spnc/ -- or they may vote telephonically by calling 1-800-240-6326. Shareholders holding Spectranetics shares with a brokerage firm or a bank may also be eligible to vote via the Internet or to vote telephonically by calling the telephone number referenced on their voting form; these proxy services are provided by ADP Investor Communication Services on behalf of the brokerage firms and banks. Submitting your proxy with the Proxy Card or via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   /s/ JAMES P. MCCLUSKEY

                                   James P. McCluskey
                                   Secretary/Treasurer

Colorado Springs, Colorado
April 30, 1999

                              [LOGO] Spectranetics

                          THE SPECTRANETICS CORPORATION
                                96 Talamine Court
                           Colorado Springs, CO 80907
                                 (719) 633-8333

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 8, 1999


                                 PROXY STATEMENT

                                   ----------

                             SOLICITATION OF PROXIES

     This Proxy Statement is furnished to shareholders in connection with the Solicitation of Proxies by the Board of Directors of THE SPECTRANETICS CORPORATION (the "Company" or "SPNC") for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the Antlers Adam's Mark Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado, on June 8, 1999, at 10:00 a.m. and at any adjournments or postponements thereof. This Proxy Statement and Proxy are being mailed to Shareholders on or about May 5, 1999.

     The cost of soliciting Proxies is being borne by the Company. In addition to the mailings, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies by telephone or by oral communication or by other appropriate means. The Company does not currently anticipate hiring a firm to solicit proxies. The Company will pay all ordinary fees related to the preparation of the proxy statement, including legal fees, printer costs, and mailing costs.

     If the enclosed Proxy is properly executed, returned and unrevoked, the shares represented thereby will be voted in the manner specified. If no specification is made in an executed Proxy received by the Company, then the Proxy shall be voted FOR (i) the election of the two (2) nominees to the Board of Directors listed herein; and (ii) ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors. A Proxy may be revoked by a shareholder at any time prior to the exercise thereof by written notice to the Secretary of the Company, by submission of another Proxy bearing a later date, or by attending the Meeting and voting in person.

     Discretionary authority is provided in the Proxy as to matters not specifically referred to therein. The Board of Directors is not aware of any other matters which are likely to be brought before the Meeting. However, if any such matters properly come before the Meeting, the Proxy holder or holders are fully authorized to vote thereon in accordance with the Proxy holder's or holders' judgment and discretion.

                        RECORD DATE AND VOTING SECURITIES

     Only holders of record of the Company's $.001 par value common stock ("Common Stock") outstanding as of the close of business on April 10, 1999, will be entitled to notice of and to vote on matters presented at the Meeting or any adjournment or postponement thereof. On April 10, 1999, there were outstanding 22,932,568 shares of Common Stock, which constituted all the outstanding voting securities of the Company. Each share of Common Stock will be entitled to one vote on each matter presented at the Meeting, and there is no cumulative voting. In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by Proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

The following table sets forth certain information as to the number of shares of Common Stock of SPNC beneficially owned as of March 31, 1999, by (i) each of SPNC's Directors; and (ii) the Named Executive Officers (as defined on page 6 hereof); and (iii) all of the current executive officers and Directors of SPNC as a group. Except as otherwise indicated, SPNC believes that the beneficial owners of the Common Stock listed below, based solely on information furnished by such holders, have sole voting and dispositive power with respect to such shares, subject to community property laws, where applicable. "Percent Beneficially Owned" is based on shares of Common Stock outstanding on March 31, 1999.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

--------------------------------------------------------------------------------
                                                     Shares Beneficially Owned

                                                   Number of
     Name and address                                Shares          Percentage
--------------------------------------------------------------------------------
5% Shareholders
----------------------------------------------
  Pequot Private Equity Fund, L.P.                 1,331,400           5.8%
  Pequot Offshore Private Equity Fund, Inc.          168,600             *
As a group                                         1,500,000           6.5%
500 Nyala Farm Road
Westport, CT 06880

  Special Situations Fund III, L.P.                  750,000           3.3%
  Special Situations Private Equity Fund, L.P.       450,000           2.0%
  Special Situations Cayman Fund, L.P.               300,000           1.3%
As a group                                         1,500,000           6.5%
153 E 53rd Street
New York, NY 10022-4611

Directors and Named Executive Officers(1)
-----------------------------------------
Joseph A. Largey(2)                                  465,270           2.0%
Gary R. Bang(3)                                       82,200             *
Cornelius C. Bond, Jr.(4)                            207,908             *
Emile J. Geisenheimer(5)                             200,364             *
James A. Lent(6)                                      85,000             *
Joseph M. Ruggio, M.D.(7)                             53,500             *
John G. Schulte(8)                                    50,000             *
Adrian E. Elfe(9)                                     80,353             *
Henk Kos(10)                                         144,479             *
James P. McCluskey(11)                               109,684             *
Christopher Reiser, Ph.D(12)                          99,316             *
All current executive officers and                 1,767,637           7.7%
Directors as a group (14 persons)(13)

----------
* less than 1%
--------------------------------------------------------------------------------

----------

(1) The address of each of the Directors and the Named Executive Officers listed herein is c/o The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, CO 80907.

(2) Includes options for 438,770 shares which are exercisable within 60 days of March 31, 1999.

(3) Includes options for 50,000 shares which are exercisable within 60 days of March 31, 1999.

(4) Includes options for 90,224 shares which are exercisable within 60 days of March 31, 1999.

(5) Includes options for 180,000 shares which are exercisable within 60 days of March 31, 1999.

(6) Includes options for 75,000 shares which are exercisable within 60 days of March 31, 1999.

(7) Includes options for 50,000 shares which are exercisable within 60 days of March 31, 1999.

(8) Includes options for 50,000 shares which are exercisable within 60 days of March 31, 1999.

(9) Includes options for 79,353 shares which are exercisable within 60 days of March 31, 1999.

(10) Includes options for 123,437 shares which are exercisable within 60 days of March 31, 1999.

(11) Includes options for 105,811 shares which are exercisable within 60 days of March 31, 1999.

(12) Includes options for 31,687 shares which are exercisable within 60 days of March 31, 1999.

(13) Includes options for 1,434,325 shares which are exercisable within 60 days of March 31, 1999.

                               BOARD OF DIRECTORS

     The following table lists the members of the Board of Directors of SPNC, their ages, their positions and offices with the Company, the year first elected as a director, and the expiration of their current term.

                                                                                   Director      Term
               Name            Age           Positions with the Company              Since      Expires
-------------------------------------------------------------------------------------------------------
Joseph A. Largey               52      President,  Chief Executive Officer and       1997         2000
                                           Director
Gary R. Bang                   52      Director                                      1995         2001
Cornelius C. Bond, Jr.         64      Director                                      1994         2001
Emile J. Geisenheimer (1)      51      Chairman of the Board of Directors            1990         1999
James A. Lent                  56      Director                                      1995         2000
Joseph M. Ruggio, M.D.         44      Director                                      1997         2001
John G. Schulte(1)             50      Director                                      1996         1999

----------
(1)  Recommended for re-election to the Board for a three-year term.

     The Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting only directors of the class whose term is expiring will be voted upon, and upon election each such director will serve a three-year term. The Board of Directors may determine from time to time the size of the Board of Directors, but in no event can it determine to have a Board consisting of not less than four nor more than eight directors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as near equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director will hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     The Company is not aware of any family relationships among any of the directors and executive officers of the Company.

                              DIRECTOR COMPENSATION

     Currently, non-employee Directors are eligible to participate in the Company's 1997 Equity Participation Plan (the "Plan"), which was approved by shareholders on June 10, 1997. The Plan provides that any newly elected non-employee Director will be granted a non-qualified stock option to purchase 75,000 shares of Common Stock at the then fair market value, which vests equally over a three-year period. On every third anniversary of each grant, for so long as each non-employee Director remains on the Board, he or she will receive an option to purchase 75,000 shares of Common Stock at the then fair market value, which vests equally over three years. The exercise price is equal to the closing price of the stock as traded on the Nasdaq National Market on the date of grant.

     Non-employee Directors receive $2,500 for each Board meeting attended in person and $1,000 for meetings attended by telephone. Board members are reimbursed for expenses associated with their attendance at Board meetings and committee meetings. Board members also receive $2,500 per day when serving as a consultant to the Company. The Chairman of the Board receives a retainer of $10,000 per month for consulting services rendered to the Company.

                          BOARD COMMITTEES AND MEETINGS

     In 1998, the Board of Directors met seven times and executed one unanimous written consent. No Director, except for Mr. Lent, attended fewer than 75% of the Board meetings. The Company has established an Audit Committee comprised of Messrs. Bond, Lent and Schulte to periodically review the services rendered by independent auditors and to analyze accounting procedures of the Company. No meetings of the Audit Committee were held in 1998. The Board has established a Compensation Committee, consisting of Messrs. Lent, Bond and Bang, which met four times in 1998 to review and approve the Company's compensation and benefit plans. The Compensation Committee also approves stock option grants to executive officers of the Company.

                        BUSINESS EXPERIENCE OF DIRECTORS

     Joseph A. Largey joined SPNC in March 1997 as President, Chief Executive Officer and a Director. Prior to joining SPNC, he served as Executive Vice President for the International Division of Picker International, Inc., a subsidiary of G.E.C. plc, since November 1985.

     Gary R. Bang has served as a Director of SPNC since November 1995. Since May 1997, when Target Therapeutics, Inc. was sold to Boston Scientific Corporation, Mr. Bang has managed his private investments and pursued various personal interests. From May 1993 to April 1997, he served as President, Chief Executive Officer and a Director of Target Therapeutics, Inc., a medical device company specializing in the treatment of vascular diseases of the brain. From 1973 to April 1993, Mr. Bang held various positions with Baxter International, the most recent of which was President of the Pharmaseal Surgical Division.

     Cornelius C. Bond, Jr. has served as a Director of SPNC since June 1994. He served as a member of the Board of Directors for Advanced Interventional Systems, Inc. ("LAIS") from 1986 until June 1994 when LAIS merged into SPNC. Mr. Bond has been a general partner of NEA Partners III, Limited Partnership, a venture capital firm, since 1981, and is a director of several privately-held companies.

     Emile J. Geisenheimer has served as a Director of SPNC since April 1990 and was appointed Chairman of the Board in June 1996. He has served as President of Madison Investment Partners, Inc., a private equity investment firm, since January 1995. Prior to forming Madison Investment Partners, he was general partner of Nazem and Company, a venture capital management firm, from November 1989 to January 1995.

     James A. Lent has served as a Director of SPNC since November 1995. Since November of 1998 he has served as Company Group Chairman of Johnson & Johnson (DePuy Franchise). Previously, Mr. Lent served as Chairman, .Chief Executive Officer, and Director of DePuy, Inc., an orthopedic supply company from May of 1995 until November 1998. He served as President and Chief Executive Officer of DePuy, Inc. from January 1985 to May 1995.

     Joseph M. Ruggio, M.D. has served as a Director of SPNC since February 1997. Since June 1994, Dr. Ruggio has served as President, Chief Executive Officer, and Director of Pacific Cardiovascular Associates Medical Group, Inc., a large cardiovascular professional corporation. He also serves as President, Chief Executive Officer, and Director of Via Vitae, a cardiovascular disease management company, which was founded in February 1996. Dr. Ruggio serves as founder and Chairman of UltiMed, Inc., a cardiovascular medical services organization, which was founded in July 1995. From August 1985 to December 1995, Dr. Ruggio served as Chairman of the Department of Cardiology and Director of Invasive Interventional Cardiology for FHP, Inc.

     John G. Schulte has served as a Director of SPNC since August 1996. In November, 1998, Mr. Schulte was appointed President and Chief Executive Officer of Somnus Medical Technologies, Inc., a medical device company specializing in the design, development, manufacturing and marketing of minimally invasive medical devices for the treatment of upper airway disorders. Previously, Mr. Schulte was appointed President of the Surgical Products Division of Genzyme Corporation, a medical device company specializing in anti-adhesion products for general surgery and cardiovascular medical devices and instruments. From November 1996 to June 1997, he served as Senior Vice President and General Manager of the International and Peripheral Division of Target Therapeutics, Inc., a medical device company specializing in the treatment of vascular diseases of the brain. From January 1992 to

July 1996, Mr. Schulte served as President of three separate divisions of C. R. Bard, Inc., a medical device company specializing in invasive diagnostic cardiology.

                               EXECUTIVE OFFICERS

     The current executive officers of the Company are as follows:

 Name                            Age                         Office
-------------------------------------------------------------------------------------------------------
Joseph A. Largey                 52            President and Chief Executive Officer
Adrian E. Elfe                   54            Vice President, Quality Assurance and Regulatory Affairs
Henk Kos                         54            Vice  President of  Marketing,  European and Asian Sales
                                                   and Service
Lawrence E. Martel, Jr.          48            Vice President, Operations
James P. McCluskey               46            Vice  President,   Finance,   Chief  Financial  Officer,
                                                   Secretary   and   Treasurer;   General   Manager  of
                                                   Polymicro Technologies, Inc.
Dale T. Muth                     45            Vice President, Human Resources
Christopher Reiser, Ph.D.        44            Vice President, Engineering
Bruce E. Ross                    50            Vice President, Sales and Service of the Americas

     Each executive officer of the Company serves at the discretion of the Board of Directors. The Company is not aware of any family relationships among any of the directors and executive officers of the Company. Biographical information regarding Mr. Largey is set forth under the heading "BUSINESS EXPERIENCE OF DIRECTORS."

     Adrian E. Elfe was appointed Vice President, Quality Assurance and Regulatory Affairs in November 1996. He served as Director of Quality Assurance and Regulatory Compliance since first employed by SPNC in April 1990. Prior to joining SPNC, Mr. Elfe directed quality system planning and implementation for nine different companies.

     Henk Kos was appointed as Vice President of Marketing, European and Asian Sales and Service for Spectranetics in 1998. He was appointed as Vice President, Sales and Marketing in January 1997. Prior to that time, Mr. Kos served as the General Manager of Spectranetics International, B.V. in the Netherlands since first employed by SPNC in January 1993. Prior to joining SPNC, Mr. Kos was an independent consultant.

     Lawrence E. Martel, Jr. was appointed Vice President, Operations of SPNC in August 1994 and served as Director of Operations since first employed by SPNC in January 1993. Prior to that time, he served nine years as Vice President of Operations with Mountain Medical Equipment, Inc., a manufacturer of respiratory medical devices for use in the home health care and health institutional markets.

     James P. McCluskey was appointed Chief Financial Officer of SPNC in June 1995. He was appointed Secretary and Treasurer of SPNC in June 1994. In May
1998, he assumed, in addition to his CFO duties, the General Manager responsibilities for the Company's Polymicro subsidiary. In August 1994, he was named Vice President, Finance of SPNC. From January 1992 to August 1994, he served as Corporate Controller for SPNC. He joined SPNC in January 1991 as the Financial Reporting Manager.

     Dale T. Muth was appointed as Vice President, Human Resources in May 1998. Prior to joining Spectranetics in September 1998 as Director of Human Resources, he served as the principal partner of a human resources consulting firm since
1993. Prior to that time, Mr. Muth served as Director of Human Resources at Mountain Medical Equipment, Inc. for eight years.

     Christopher Reiser, Ph.D. was appointed Vice President, Engineering in November 1997. Prior to that time, he served as Director of Engineering of SPNC since December 1993. Dr. Reiser joined SPNC in December 1992 as Manager of Laser Product Development. From January 1989 to October 1992, he served as Director of Technology at Cymer Laser Technologies, a manufacturer of excimer laser systems for the semiconductor industry.

     Bruce E. Ross joined Spectranetics in July 1998 as Vice President, Sales and Service of the Americas. Mr. Ross came to Spectranetics from Picker International, Cleveland, Ohio, where he was serving as Vice President and General Manager of Picker International (Europe), Inc. Prior to that position, Mr. Ross served as President of Picker International Canada, Inc. He spent a total of 10 years with Picker developing successful sales strategies that increased business unit revenues and profitability. Previous to his experience at Picker, Mr. Ross served as Vice President of Sales and Marketing at Nicolet Biomedical, Inc.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid by SPNC for the fiscal years ended December 31, 1998, 1997 and 1996 to those persons who were either (i) the Chief Executive Officer of the Company during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers who were serving as executive officers on December 31, 1998, whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers"):

                           Summary Compensation Table

                                                                                                                         Long-Term
                                                                                                                       Compensation
                                                                      Annual Compensation                                 Awards
                                                        -------------------------------------------                    ------------
                                                                                               Other Annual
    Name and Principal Position           Year          Salary ($)         Bonus ($)           Compensation            Options (#)
------------------------------------------------------------------------------------------------------------           ------------
Joseph A. Largey(1)                       1998          $258,936          $110,552(2)           $ 41,654(3)            194,324(4)
   President and Chief                    1997           201,923           150,000(5)             31,575(6)            575,000
   Executive Officer                      1996              --                --                    --                    --

Henk Kos                                  1998          $190,316          $   --                $ 43,162(7)               --
   Vice President of Marketing,           1997           181,503            47,839(8)             87,452(9)             60,000
   European and Asian Sales and           1996           181,650            12,500(10)            31,000(11)            85,000
   Service

James P. McCluskey                        1998          $111,528          $ 55,000(12)          $ 18,385(13)            30,000
   Vice President, Finance,               1997           100,000            18,824(8)               --                    --
   Chief Financial Officer,               1996            94,462            12,725(10)              --                  25,000
   Secretary, Treasurer; General
   Manager, Polymicro
   Technologies, Inc.

Adrian E. Elfe                            1998          $ 95,000          $ 32,585(12)              --                  10,000
   Vice President, Regulatory             1997            93,306            13,340(8)               --                    --
   Affairs/Quality Assurance              1996            83,277             8,075(10)              --                   5,000

Christopher Reiser, Ph.D                  1998          $ 98,001            36,015(12)              --                  30,000
   Vice President, Technology             1997            92,000            12,919(8)               --                    --
   and Clinical Research                  1996            86,615            13,740(10)              --                  25,000

----------

(1) Mr. Largey was appointed to the position of President and Chief Executive Officer in March 1997.

(2) Incentive compensation bonus of $100,000 paid during 1999 for services rendered in 1998; incentive compensation bonus of $10,552 paid in 1998.

(3) Relocation costs of $38,138; life insurance premiums paid by the Company of $3,515.

(4) Incentive stock options of 150,000 shares granted in 1998 vesting over a three year period; incentive stock options of 15,846 shares granted in 1998 in lieu of a $7,500 salary reduction over a six-month period, vesting over a six-month period; incentive stock options of 28,478 shares granted in 1999 in lieu of $18,985 bonus for services rendered in 1998, vesting over a six-month period.

(5) Incentive compensation bonus of $100,000 paid during 1998 for services rendered in 1997; signing bonus of $50,000 paid during 1997.

(6) Relocation reimbursement of $23,213 paid during 1997; life insurance of $5,362; auto allowance of $3,000.

(7) Housing allowance of $33,000; auto allowance of $8,250; relocation costs of $1,912.

(8) Incentive compensation bonus paid during 1998 for services rendered in 1997.

(9) Relocation reimbursement of $44,452 paid during 1997; housing allowance of $24,000; and auto allowance of $19,000.

(10) Incentive compensation paid during 1997 for services rendered in 1996.

(11) Includes lease payments on automobile.

(12) Incentive compensation paid during 1999 for services rendered in 1998.

(13) Includes relocation costs.

                             GRANTS OF STOCK OPTIONS

     The following table sets forth certain information with respect to individual grants of stock options to the Named Executive Officers during the year ended December 31, 1998.

                       Options Granted In Last Fiscal Year

                                   Individual Grants                                         Potential Realizable
---------------------------------------------------------------------------------------    Value at Assumed Annual
                                                % of Total                                   Rates of Stock Price
                                                 Options        Exercise                       Appreciation for
                                                Granted to      of Base                         Option Term(1)
                                 Options       Employees in      Price       Expiration    -----------------------
            Name               Granted (#)     Fiscal Year       ($/Sh)         Date        5% ($)         10% ($)
------------------------------------------------------------------------------------------------------------------
Joseph A. Largey(2)              150,000(3)        13.33%        $3.125        3/03/08     294,794        747,067
                                  15,846(4)         1.41%        $2.156       10/20/08      21,486         54,449

Adrian E. Elfe                    10,000(5)          .89%        $3.375        5/14/08      21,225         53,789

James P. McCluskey                30,000(5)         2.67%        $3.375        5/14/08      63,676        161,366

Christopher Reiser, Ph.D.         30,000(5)         2.67%        $3.375        5/14/08      63,676        161,366

----------
(1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Proxy Statement other than the columns reflecting assumed rates of appreciation of 5% and 10%.

(2) Does not include incentive stock options for 28,478 shares granted in 1999 in lieu of an incentive compensation bonus of $18,985 for services rendered in 1998.

(3) Includes 50,000 shares vested on March 3, 1998; 50,000 shares vested on March 3, 1999; and 50,000 shares vested on March 3, 2000.

(4) Options were granted in lieu of a $7,500 salary reduction over a six-month period. Options vest on April 21, 1999.

(5) Options vest 25% as of May 14, 1999; and 6.25% on the third day of each calendar quarter thereafter until May 14, 2002.

          STOCK OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUE

     Set forth in the table below is information concerning the value of stock options held on December 31, 1998 by the Named Executive Officers.

                 Aggregated Option Exercises In Last Fiscal Year
                        And Fiscal Year-End Option Values


                                Shares                            Number Of               Value of Unexercised,
                               Acquired                      Unexercised Options         In-the-Money Options at
                                  on         Value       Held at Fiscal Year End (#)      Fiscal Year End ($)(1)
                               Exercise    Realized      ---------------------------------------------------------
            Name                 (#)          ($)        Exercisable  Unexercisable    Exercisable    Unexercisable
-------------------------------------------------------------------------------------------------------------------
Joseph A. Largey                  --          --          315,634         425,212             --            10,411
Henk Kos                          --          --          114,375          80,625         52,518                --
Adrian Elfe                       --          --           76,541          11,875        104,397                --
James P. McCluskey                --          --           96,749          39,375        140,155                --
Christopher Reiser, Ph.D.         --          --           22,625          39,375             --                --

(1) Amounts are based on the closing price of SPNC's stock, as reported on the Nasdaq National Market, at December 31, 1998 ($2.813), minus the exercise price of the option, multiplied by the number of shares to which the option relates.

                          COMPENSATION COMMITTEE REPORT

     Decisions with regard to the compensation of SPNC's executive officers, including the Named Executive Officers, are generally made by a three-member Compensation Committee of the Board. Each member of the Committee is a non-employee Director. Decisions about awards under certain of SPNC's stock-based compensation plans are made by the Committee and reported to the Board. All other decisions by the Committee relating to compensation of SPNC's executive officers are reviewed by the Board. Generally, the Committee meets in February following the end of a particular fiscal year to consider bonus compensation; a meeting is held in June to consider prospective salary adjustments to become effective on July 1. In addition, the Committee meets on an as-needed basis throughout the year.

Executive Officer Compensation Policies

     The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with SPNC's performance, recognize individual initiative and achievements, and assist SPNC in attracting and retaining qualified executives. The Committee relies in large part on independent compensation studies for the determination of competitive compensation.

     In order to implement these objectives, SPNC has developed a straightforward compensation approach. In general, SPNC compensates its executive officers through a combination of base salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options. In addition, executive officers participate in benefit plans, including medical, dental, stock purchase and 401(k), that are available generally to SPNC's employees.

Base Salary

     Base salary levels for SPNC's executive officers are set generally to be slightly below the market level in relation to the salary levels of executive officers in other companies within the medical device industry or other companies of comparable size, taking into consideration the position's complexity, responsibility and need for special expertise. In reviewing salaries in individual cases the Compensation Committee also takes into account individual experience and performance. In establishing the salary levels against the range of comparable companies, the Compensation Committee considered salaries and bonuses in determining the competitiveness of the total compensation package.

Annual Incentive Compensation

     The Compensation Committee reviews and approves all bonus payments made to SPNC's executive officers. Payment of bonuses is determined by both corporate and individual performance criteria. In 1998 the bonuses for executive officers were based on meeting performance targets for revenue, net income and cash usage. These bonuses ranged from approximately 34 percent of base salary for the executive officers to approximately 45 percent for the president and chief executive officer.

Long-term Incentive Compensation

     SPNC provides long-term incentive compensation through its stock option plan. The number of shares covered by any grant is generally determined by the position, the executive officer's salary at the time of grant, amounts granted in previous years, and the then current stock price. In special cases, however, grants may be made to reflect increased responsibilities or reward extraordinary performance.

Compensation Paid to the Chief Executive Officer

     The Board established Mr. Largey's compensation package based upon the general factors discussed above and upon an evaluation of compensation paid to chief executive officers at comparable public companies and other companies in SPNC's industry. Mr. Largey's compensation package includes base salary, an annual bonus incentive program, an initial stock option grant plus additional grants annually to be issued on the anniverary date of his joining the Company.

     Effective July 1, 1999, Mr. Largey received an annual base salary of $265,000. Mr. Largey is eligible for bonus compensation up to 65% of his base salary based on the attainment of performance targets for revenue, net income, and cash flow. Mr. Largey's actual cash bonus compensation for 1998 was $110,552 (of which $100,000 was paid in 1999). In 1998, the Compensation Committee awarded Mr. Largey options to purchase 150,000 shares of common stock. Of the 150,000 options, 50,000 became exercisable on March 3, 1998, 50,000 will become exercisable on March 3, 1999 and 50,000 will become exercisable on March 3, 2000. In the event Mr. Largey is terminated by the Company without cause, he will be provided 12 months' severance compensation.

     Mr. Largey elected to reduce his base salary during 1998 over a six-month period. In lieu of the reduction in base salary, he received options to purchase 15,486 shares of common stock, which become exercisable on April 21, 1999. He also elected to reduce his cash bonus compensation earned in 1998 by $18,985. In lieu of this cash bonus, Mr. Largey received stock options in February 1999 to purchase 28,478 shares of common stock, which become exercisable on August 12, 1999.

Employment Contracts and Change of Control Arrangements

     In January 1997, SPNC entered into an at-will employment agreement with Henk Kos, who is currently Vice President of Marketing, European and Asian Sales and Service of SPNC. The agreement provides that SPNC will give six months' prior notice of intent to terminate the agreement. Pursuant to the agreement, SPNC agreed to pay Mr. Kos a fixed salary, monthly auto allowance, registration and other automobile expenses, and reimbursement for mileage and telephone expenses. Mr. Kos is also eligible to participate in SPNC's annual incentive compensation, stock option, pension, health insurance and employee stock purchase plans. If Mr. Kos becomes unable to perform services for SPNC for 30 days or more due to illness or other disability, SPNC agreed to supplement Mr. Kos' social benefits in an amount equal to up to 100% of his after-tax salary for a period of one year. SPNC also agreed to provide disability insurance for Mr. Kos pursuant to SPNC's disability plan following this one-year period. The agreement contains certain confidentiality and non-compete provisions. Mr. Kos also agreed not to solicit SPNC's employees, directors, consultants, independent contractors, clients or customers other than on behalf of SPNC during the term of and for a period of one year following his employment with SPNC. Upon SPNC's termination of the agreement without cause or due to merger or other reorganization, SPNC agreed to pay one year of severance (including base salary, benefits, allowances and reimbursements) to Mr. Kos and to cover Mr. Kos' relocation expenses. Mr. Kos would continue to be subject to the non-compete and non-solicitation provisions of the agreement during this one-year period.

Certain Tax Considerations

     During 1995, the Internal Revenue Code of 1986 (the "Code") was amended to include a provision which denies a deduction to any publicly-held corporation for compensation paid to any "covered employee" (defined as the Chief Executive Officer and the corporation's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993, and compensation which constitutes "performance-based compensation" is excludable in applying the $1 million limit. It is SPNC's policy to qualify compensation paid to its top executives, in a manner consistent with SPNC's compensation policies, for deductibility under the new law in order to maximize SPNC's income tax deductions.

                                                                    Gary R. Bang
                                                          Cornelius C. Bond, Jr.
                                                                   James A. Lent

                          Stock Price Performance Graph

     The Stock Price Performance Graph set forth below compares the cumulative total shareholder return on SPNC Common Stock for the period from December 31, 1993, to December 31, 1998, with the cumulative total return on the Nasdaq Composite Index, a sub-index of the NASDAQ Composite Index and a peer group index over the same period (assuming the investment of $100 in SPNC Common Stock, the Nasdaq Composite Index, a sub-index of the NASDAQ Composite Index and the peer group index on December 31, 1993, and reinvestment of all dividends).

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]

                   12/31/93    12/31/94    12/31/95    12/31/96    12/31/97    12/31/98
---------------------------------------------------------------------------------------
SPNC                100.00       70.37      151.85      248.15      185.19      166.73
PEER                100.00      111.24      157.66      171.29       93.30       70.81
NASDAQ Medical      100.00      106.36      161.41      151.19      173.21      195.83
NASDAQ Composite    100.00       97.75      138.24      170.03      208.65      292.80

     The peer group selected by SPNC is as follows: InnerDyne Inc. (IDYN); Laserscope Inc. (LSCP); LaserSight Inc. (LASE); Merit Medical Systems, Inc.
     (MMSI); PLC Systems, Inc. (PLC), which replaced Quest Medical Inc. (QMED). In 1998, QMED sold a substantial portion of its medical product lines and it ceased to be comparable to our business.

     The NASDAQ index used is entitled "NASDAQ Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stocks" (NASDAQ Medical). This is a sub-index of the broad-based NASDAQ Composite Index. The Company believes it to be a better index for comparison purposes since the stocks within this index are more representative of our business. In prior years, the broad-based NASDAQ index (NASDAQ Composite) has been used and is shown in the graph for comparative purposes.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers ("NASD"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it with respect to fiscal 1998, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Common Stock have complied with the reporting requirements of Section 16(a).

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

     The current number of members of the Board of Directors is seven (7). The terms of Emile J. Geisenheimer and John G. Schulte expire at this meeting. The Board of Directors recommends that Emile J. Geisenheimer and John G. Schulte be re-elected for a three-year term to expire at the Company's Annual Meeting in 2002.

     The nominees have expressed their willingness to serve, but if because of circumstances not contemplated the nominees are not available for election, the Proxy holders named in the enclosed Proxy form intend to vote for such other person or persons as management may nominate. If Emile J. Geisenheimer and John
G. Schulte are re-elected to serve on the Board of Directors, there would remain one (1) vacancy which may or may not be filled by the Board of Directors in the exercise of its discretion. Information with respect to each nominee is set forth in the section entitled "BUSINESS EXPERIENCE OF DIRECTORS."

Vote and Recommendation

     Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the two nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Board.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE TWO PERSONS NOMINATED AS DIRECTORS.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (Proposal No. 2)

     Action is to be taken by the shareholders at the Meeting with respect to the ratification of the selection by the Company's Board of Directors, upon recommendation of the Audit Committee, of KPMG Peat Marwick LLP to be the independent auditors of the Company for the fiscal year ended December 31, 1999. KPMG Peat Marwick LLP has served as the Company's independent auditors since January 1985. KPMG Peat Marwick LLP does not have and has not had at any time any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither the Company, nor any officer, director, or associate of the Company, has any interest in KPMG Peat Marwick LLP.

     A representative of KPMG Peat Marwick LLP will be present at the Meeting and will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF SUCH APPOINTMENT.

                                  OTHER MATTERS

Voting via the Internet or by Telephone

     Shares Registered Directly in the Name of the Shareholder. Shareholders with shares registered directly with our transfer agent, Norwest Bank, may vote telephonically by calling 1-800-240-6326 or you may vote via the Internet at the following address on the World Wide Web:

     www.eproxy.com/spnc/

     Shares Registered in the Name of a Brokerage Firm or Bank A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different than the program provided by Norwest Bank for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form. Votes submitted via the Internet through the ADP program must be received by 12:00 p.m. midnight (EDT) on June 7, 1999. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

     The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. The Company has been advised by counsel that the telephone and Internet voting procedures that have been made available through Norwest Bank and ADP Investor Communication Services are consistent with the requirements of applicable state law. Shareholders voting via the Internet through either Norwest Bank or ADP Investor Communication Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

     The Board of Directors knows of no other matters, other than the matters set forth in this Proxy Statement to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying Proxy will vote such Proxy in accordance with their best judgment on any such matter. The persons named in the accompanying Proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

                    DATE OF RECEIPT OF SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the Proxy Statement for the 2000 Annual Meeting of Shareholders must be received at the principal executive offices of the Company on or before December 15, 1999.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ James P. McCluskey

                                        James P. McCluskey
                                        Secretary/Treasurer

Dated April 30, 1999


     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILING.

                                                       -------------------------
                                                       COMPANY #

                                                       CONTROL #
                                                       -------------------------

There are three ways to vote your Proxy

Your telephone or internet vote authorized the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-240-8326 - QUICK *** EASY *** IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.

o    Follow the simple instructions the Voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/spnc - QUICK *** EASY *** IMMEDIATE

o    Use the internet to vote your proxy 24 hours a day, 7 days a week.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above, to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy cared and return it in the postage-paid envelope we've provided or return it to The Spectranetics Corporation, c/o Shareowner Services, P.O. Box 84873, St. Paul, MN 55184-0673.



      If you vote by Phone or Internet, Please do not mail your Proxy Card

                               Please detach here


           The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.   Election of directors:
     01 Emile J. Geisenheimer      02 John G. Schultz       |_| Vote FOR        |_| Vote  WITHHELD
                                                                all nominees        from all nominees

     (Instructions: To withhold authority to vote for       ------------------------------------------
     any  indicated  nominee,  write the number(s) of
     the nominee(s) in the box provided to the right.       ------------------------------------------

2.   To ratify the  appointment of  KPMG Peat Marwick       |_| For       |_| Against      |_| Abstain
     LLP as independent auditors for the current year.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box  |_|
Indicate changes below:                 Dated:____________________________, 1999


                                        ----------------------------------------

                                        ----------------------------------------
                                        Signature(s) in Box
                                        (if there are co-owners both must sign)

                                        Please  sign  exactly  as  your  name(s)
                                        appear  in  Proxy.   If  held  in  joint
                                        tenancy,    all   persons   must   sign.
                                        Trustees,  administrators,  etc., should
                                        include     title     and     authority.
                                        Corporations should provide full name of
                                        corporation   and  title  of  authorized
                                        officer signing the proxy.

                                              The Spectranetics Corporation

                                             ANNUAL MEETING OF SHAREHOLDERS

                                                  Tuesday, June 8, 1999
                                                       10:00 a.m.

                                                Antler's Adams Mark Hotel
                                                 4 South Cascade Avenue
                                            Colorado Springs, Colorado 80903


Spectranetics  The Spectranetics Corporation
               96 Talamine Court, Colorado Springs, CO 80907-5186          proxy
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 8, 1999.

The shares of stock you hold in your account will be voted as you specify on the reverse.

If no choice is specified, the proxy will be voted "FOR" items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Joseph A. Largey and James P. McCluskey, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting to be held on June 8, 1999 and all adjournments.


                       See reverse for voting instructions